Exhibit 5.1

Ampa Tower	info@goldfarb.com
98 Yigal Alon Street	www.goldfarb.com
Tel Aviv 6789141, Israel
Tel +972 (3) 608-9999
Fax +972 (3) 608-9909

February 11, 2019
Anchiano Therapeutics Ltd. 1/3 High-Tech Village Givat Ram, P.O. Box 39264 Jerusalem 9139102 Israel

Ladies and Gentlemen,

Re: Registration Statement on Form F-1

We refer to the Registration Statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by Anchiano Therapeutics Ltd., a company organized under the laws of the State of Israel (the “Company”), relating to the offering by the Company of up to 2,760,000 American Depositary Shares (“ADSs”), each representing five ordinary shares, no par value, of the Company (“Ordinary Shares”) (the ADSs being registered under the Registration Statement are referred to herein as the “Offering ADSs”).

The Offering ADSs will be issued under the Deposit Agreement, to be dated on or about February 11, 2019, among the Company, the Bank of New York Mellon, as Depositary (the “Depositary”), and the owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”).

In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion, and we have assumed the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Upon the basis of such examination, advise you that we are of the opinion that upon the issuance and deposit with the Depositary (or its custodian) of the Ordinary Shares to be represented by the Offering ADSs in the manner described in the Deposit Agreement, the Ordinary Shares to be represented by the Offering ADSs will be duly authorized, validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the sections of the Registration Statement entitled “Legal Matters” and “Enforceability of Civil Liabilities.” In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act, or the rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.

Mayer Brown LLP, U.S. counsel to the Company, may rely on the opinions given herein in rendering their opinion of even date herewith in connection with the Registration Statement.

Very truly yours,
/s/ Goldfarb Seligman & Co.
Goldfarb Seligman & Co.